UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2005

K2 INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	1-4290	95-2077125
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5818 El Camino Real, Carlsbad, CA	92008
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 494-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On May 17, 2005, the Compensation Committee of the Board of Directors of K2 Inc. (the “Company”) approved the acceleration of the vesting of certain unvested and “out-of-the-money” stock options previously awarded to current employees and officers under certain of its stock option plans. An option was considered “out-of-the-money” if the stated exercise price was greater than $11.94 per share, the closing price of the Company’s common stock on May 17, 2005, which was the last trading day before approval of the acceleration. Outstanding unvested options that had an exercise price equal to or less than $11.94 on May 17, 2005, will continue to vest on their normal schedule.

As a result of this action, options to purchase approximately 2.0 million shares of the Company’s common stock that would otherwise have vested over the next three years became fully vested. The options have a range of exercise prices of $12.51 to $14.30 and a weighted average exercise price of $13.14. Options held by non-employee directors were not affected. In addition, the Compensation Committee imposed a holding period that will require that all affected executive officers of the Company not sell shares acquired through the exercise of an accelerated option (other than shares needed to cover the exercise price and satisfying withholding taxes) prior to the earlier of the date on which exercise would have been permitted under the options’ original vesting terms or, if earlier, the executive officer’s last day of employment.

The decision to accelerate the vesting of these options was made primarily to reduce compensation expense that is expected to be recorded in conjunction with the Company’s adoption of Financial Accounting Standards Board Statement No. 123, “Share Based Payment (revised 2004)” (FAS 123R), which the Company believes to be in the best interest of shareholders. The Company will be required to apply the expense recognition provisions of FAS 123R beginning in the first quarter of 2006 which requires companies to record non-cash compensation expense as stock options vest. Because it accelerated these options, the Company expects to reduce its non-cash compensation expense related to these options by approximately $5.3 million in 2006, $4.6 million in 2007 and $1.0 million in 2008, or a total of approximately $10.9 million, based on estimated value calculations using the Black-Scholes methodology.

The form of notice to employees regarding the acceleration of vesting is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Form of Notice to Executive Officers regarding Acceleration of Vesting of “Underwater” Options

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 24, 2005	K2 INC.

	By:	/s/ Monte H. Baier
Monte H. Baier
Vice President and General Counsel